EXHIBIT 4.4

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT


               Amendment No. 1 (the "Amendment") dated as of November 1, 2000 among UCAR International Inc. (the "Company"), The Bank of New York ("BONY") and Computershare Investor Services, LLC ("Computershare"), to the Rights Agreement (the "Rights Agreement") dated as of August 7, 1998 between the Company and BONY, as Rights Agent.

                                     W I T N E S S E T H:
                                     - - - - - - - - - -

               WHEREAS, the Company and BONY are parties to the Rights
Agreement;

               WHEREAS, the parties desire to have Computershare become the Rights Agent under the Rights Agreement;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company, BONY and Computershare agree as follows:

               1. DEFINITIONS. Except as otherwise defined in this Amendment, all capitalized terms used in this Amendment shall have their respective meanings set forth in the Rights Agreement.

               2. AMENDMENT TO DEFINITION OF RIGHTS AGENT. The definition of "Rights Agent" contained in the Rights Agreement is hereby amended to replace "BONY" with "Computershare," and whenever used in the Rights Agreement or any other agreement or instrument executed and delivered pursuant thereto or in connection therewith, all references to the Rights Agent shall mean Computershare instead of BONY.

               3. AMENDMENT TO CHANGE OF RIGHTS AGENT. Section 21 of the Rights Agreement is hereby amended as follows:

        Delete the sentence that begins on line 10 of page 47 with "Any successor rights agent. . . ." and ends on line 15 with ". . . combined capital and surplus of at least $50,000,000" and replace it with:

        Any successor Rights Agent, whether appointed by the Company or by such a court, shall be: (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000; or (b) an Affiliate controlled by a corporation, limited liability company or entity described in clause (a) of this sentence.

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               4. AGREEMENT TO BE BOUND. Computershare hereby agrees to be bound by all of the terms and conditions set forth in the Rights Agreement as Rights Agent thereunder, and agrees to undertake and perform all of the duties and obligations expressly imposed on the Rights Agent thereunder, including, without limitation, all of the duties and obligations set forth in Section 20 thereunder.

               5. NOTICES. Section 26 of the Rights Agreement is hereby amended to replace the Company's address with the following address:

                             UCAR International Inc.
                        3102 West End Avenue, Suite 1100
                             Nashville, Tennessee  37203
                         Attention: Corporate Secretary

 and to replace BONY's address with the following address for Computershare:

                      Computershare Investor Services, LLC
                       Two North LaSalle Street, 3rd Floor
                             Chicago, Illinois 60602
                         Attention: Relationship Manager

               6. ONGOING FORCE AND EFFECT.

                    (a) Except as expressly provided herein, all of the terms and conditions of the Rights Agreement shall remain unmodified and continue in full force and effect.

                    (b) From and after the execution and delivery hereof, all references to the Rights Agreement contained in other agreements or instruments (however the Rights Agreement may be defined in such other agreements or instruments) shall hereafter refer to the Rights Agreement as amended pursuant to this Amendment.

               7. MISCELLANEOUS.

                    (a) No waiver, amendment or modification hereof shall be valid unless effected in the manner required by the Rights Agreement.

                    (b) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

                    (c) This Amendment shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.


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                    (d) The captions and paragraph headings used in this
Amendment have been inserted for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.

                    (e) This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

                                            UCAR INTERNATIONAL INC.


                                            By:    /S/ KAREN G. NARWOLD
                                               ---------------------------------


                                            COMPUTERSHARE INVESTOR SERVICES, LLC


                                            By:    /S/ Steven Rothbloom
                                               ---------------------------------


                                            THE BANK OF NEW YORK


                                            By:   /S/ DIANA M. AJJAN
                                               -----------------------------
                                                  Vice President



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